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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-66203 of Morgan Stanley International Fund (the "Fund"), on Form N-1A of our report dated December 19, 2005, appearing in the October 31, 2005 Annual Report of the Fund, which is incorporated by reference in the Prospectus and the Statement of Additional Information, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information both of which are part of such Registration Statement.



Deloitte & Touche LLP
New York, New York
February 27, 2006